UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

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[ ]	Preliminary proxy statement.
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X]	Definitive proxy statement.
[ ]	Definitive additional materials.
[ ]	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

COMSTOCK RESOURCES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[ ]	Fee paid previously with preliminary materials.
[ ]
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 COMSTOCK RESOURCES, INC.
Notice of 2013 Annual Meeting of Stockholders
and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Tuesday, May 7, 2013
10:00 A.M.
Comstock Resources, Inc.
Corporate Headquarters
5300 Town and Country Blvd.
3rd Floor
Frisco, Texas 75034

April 3, 2013

Dear Comstock Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc.  The meeting will be held at 10:00 a.m., local time, on Tuesday, May 7, 2013, at the company′s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas.  Your Board of Directors and management look forward to greeting those of you who are able to attend in person.  We have included a map and directions to the meeting site on the back page of this proxy statement.

•	You will find enclosed the Notice of Annual Meeting of Stockholders on the following page that identifies four proposals for your action.

•	At the meeting we will present a report on our 2012 operating results and on other matters of interest to you.

•	You will find enclosed our 2012 Annual Report, which includes our financial statements.

Your vote is important.  The Board of Directors appreciates and encourages stockholder participation in our affairs.  Whether or not you can attend the meeting, please read the Proxy Statement carefully, then vote through the internet, by telephone or sign, date and return the enclosed proxy promptly in the envelope provided, so that your shares will be represented at the meeting.

On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and Chief Executive Officer

COMSTOCK RESOURCES, INC.

5300 Town and Country Blvd.
Suite 500
Frisco, Texas  75034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 7, 2013

The 2013 Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the company′s headquarters at 5300 Town and Country Blvd, 3rd Floor, in Frisco, Texas, on Tuesday, May 7, 2013, at 10:00 a.m., local time, for the following purposes:

1.  To elect two Class A directors named in the proxy statement to serve a term of three years until their successors are duly elected and qualified;

2.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3.  To hold an advisory vote on executive compensation; and

4.  To approve the material terms of the performance goals under the 2009 Comstock Resources, Inc. Long-term   Incentive Plan.

You must be a stockholder of record at the close of business on March 20, 2013 to be entitled to vote at the annual meeting.

Your participation in the company′s affairs is important.  Our officers will be present to respond to questions from stockholders.  To ensure your representation, if you do not expect to be present at the meeting, please vote through the internet, by telephone or sign and date the enclosed proxy card and return it to us promptly.  A stamped envelope has been provided for your convenience.  The prompt return of proxies will ensure a quorum and save us the expense of future solicitation.

By Order of the Board of Directors,

Roland O. Burns
Secretary
April 3, 2013

IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.  NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

PROXY STATEMENT

COMSTOCK RESOURCES, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2013

INTRODUCTION

Our board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on the proposals being voted on.  You are invited to attend the annual meeting and vote your shares directly.  However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.  Our executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

To assist you in reviewing this proxy statement, we are providing you with this summary of key topics.  For more complete information about each topic, please review the complete proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Business Highlights

Until recent years our operations were primarily focused on the exploration and production of natural gas.  We are now in the midst of transitioning to a more balanced mix of oil and natural gas.  This transition, as well as a very low commodity price environment for natural gas, are reflected in our results for 2012.  We increased our oil production in 2012 by 175% from the prior year and oil was 14% of our total production for the year, representing 53% of our total 2012 oil and gas sales. We significantly grew our oil reserves in 2012 as proved oil reserves increased by 22% and now comprise 33% of our total proved reserves as compared to 2011 when oil represented only 15% of the total proved reserves.  In response to the low natural gas price environment, we reduced our natural gas drilling activity and directed 80% of our total drilling expenditures to oil projects.  The low natural gas prices also resulted in a significant reduction in our proved natural gas reserves, a substantial portion of which became uneconomic during 2012.  Even with the increase in oil production, we continue to have one of the lowest cost structures in the industry.  We were able to improve our financial profile in 2012 through successful asset sales and a debt offering.

2012 Compensation Decisions

Included in our 2012 proxy statement was an advisory vote on executive compensation. Of the stockholders who voted on the 2012 "Say on Pay" proposal, 65% voted in opposition to the proposal.  Our management and board of directors initiated discussions with many of our stockholders in response to the results of this vote so as to better understand their concerns regarding our compensation programs.  The results of those efforts indicated that stockholder concerns regarding executive compensation focused primarily on aligning pay with our performance. Specifically, stockholders wanted to see more of our executive compensation directly linked to our overall performance with formula-based plans.  As a result, the board of directors and compensation committee adopted several major changes to our compensation policies and practices:

•
Revised our Peer Group.  Working with our independent compensation consultants, we conducted an extensive review of our peer group compensation benchmarking practices, which included an analysis of the peer group revenues and market capitalization.  As a result of this analysis, we made significant changes in our peer group for 2013.  Each of the companies in the revised peer group has revenues, market capitalization and enterprise value more closely aligned with ours. This resulted in the following relative ranking of Comstock as compared to the companies in our peer group:

Percentile Ranking
	Revenue	Market Cap	Enterprise Value
2012 Peer Group	17%	4%	7%
2013 Peer Group	30%	15%	36%

•
Awarded Performance-Based Long-term Incentives.  We adopted a "performance" vesting long-term incentive plan for 2012.  Seventy-five percent (75%) of our top two executive officers' and 50% of our other executive officers' 2012 long-term incentive awards consist of performance-vesting restricted stock units.  These awards are earned based on our total stockholder return performance relative to our peer group.  The ultimate value of the awards will depend upon the performance of our stock over a three-year period.

•
Adopted a Policy Prohibiting Tax "Gross-Ups".  We adopted a policy prohibiting any tax "gross-ups" for excise taxes on excess parachute payments in any new or material modifications to any agreement with our executive officers.

•	Adopted a Compensation Clawback Policy. We adopted a recoupment policy to recoup excess incentive payments to officers in the event of a material restatement of our financial statements.

•
Adopted a Policy Prohibiting Cash Buy-outs of Underwater Options.  We adopted a policy prohibiting cash buy-outs of underwater stock options.  We have never re-priced or bought out underwater stock options.

•
Increased Minimum Stock Ownership Guidelines for Non-Employee Directors.  We amended our director stock ownership guidelines to require ownership of shares with a value of five (5) times the annual cash retainer fee.

In response to our stockholders' concerns about the linkage between pay and performance, we have transformed our annual and long-term incentive compensation programs during the past two years.  We now align our executives' compensation to our performance in an objective, measureable manner.  We have replaced annual subjective bonuses for our top two executives with a performance-based annual incentive plan so that 50% of annual bonuses are based upon achievement of performance metrics established by our compensation committee.  We have also replaced  time-vested restricted stock awards to our top two executives with a long-term incentive grant that is 75% performance-vested, earned over a three-year period based on total stockholder return ("TSR") performance relative to the TSR performance of our peers.

Our compensation committee continues to align our chief executive officer's pay with our performance.  As a result of the changes made over the past several years, 69% of our chief executive officer's compensation is now performance driven and 61% of his incentive pay is based on long-term incentives.  The committee and the board concluded that the 2012 "say on pay" vote, together with our performance in 2012, warranted a decrease in overall compensation for our chief executive officer.  Our chief executive officer's total 2012 compensation decreased 5% from 2011, and his total cash bonus earned decreased by 38% from 2011.  The alignment of our chief executive officer's compensation with our performance over the period from 2009 to 2012 is illustrated as follows:

CEO Compensation Compared to Year End Stock Price

We are actively engaging with our investors, initiating meetings to discuss our compensation decisions and obtain feedback on any concerns so that they can be addressed.  These discussions and meetings focus upon our chief executive officer compensation, our compensation disclosure and analysis, equity award vesting provisions, and performance-based vesting criteria.

PROXY SUMMARY

This Proxy Solicitation

There are two parts to this solicitation: the proxy card and this proxy statement.  The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.  We are first sending the notice, this proxy statement, and the proxy card on or about April 3, 2013 to all stockholders entitled to vote.  This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote.  It is divided into six sections following this Introduction:

•	"Voting"
•	"Security Ownership of Certain Beneficial Owners and Management"
•	"Proposals to be Voted Upon"
•	"Corporate Governance Matters"
•	"Executive Compensation"
•	"Other Matters"

We are soliciting your proxy for the 2013 annual meeting and will pay for soliciting these proxies.  Our directors, officers and employees may solicit proxies in person, by telephone or by other electronic means of communication.  We have retained Broadridge Financial Solutions, Inc. to assist in distributing proxy solicitation materials and to independently tabulate votes.  We have also retained Morrow & Co. to solicit proxies for this meeting.  We will pay Morrow & Co. approximately $25,000 plus out-of-pocket expenses for their services.  We will reimburse brokers and other nominees for reasonable out-of-pocket expenses they incur in forwarding these proxy materials to you if you are a beneficial owner.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce our expenses.  However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request.  If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Electronic Availability of Proxy Materials for 2013 Annual Meeting

The Proxy Statement and our Annual Report to Stockholders for the year ended December 31, 2012 are available electronically on our website at www.comstockresources.com.

The Annual Meeting

The annual meeting will be held on Tuesday, May 7, 2013 at our headquarters in Frisco, Texas, beginning at 10:00 a.m. local time.  A quorum of stockholders is necessary to hold a valid meeting.  A majority of our common stock must be represented at the annual meeting, whether in person or by proxy, for a quorum to exist.  Abstentions will be counted in determining whether or not there is a quorum at the annual meeting.

Stockholders

On March 20, 2013, we had 48,303,517 issued and outstanding shares of common stock which are eligible to vote at the annual meeting.  You are entitled to one vote at the annual meeting for each share of our common stock that you owned of record at the close of business on March 20, 2013.  The number of shares you own (and may vote) is listed on the enclosed proxy card.

VOTING

How to Vote Your Shares

You may vote your shares in person at the annual meeting, by internet, by telephone or by mail.

Voting in Person.  Shares held in your name as the stockholder of record may be voted in person at the annual meeting.  To vote in person, you must attend the annual meeting, and obtain and submit a ballot, which will be provided at the meeting.  If your shares are held in the name of a broker, trustee or another nominee ("street name"), you may vote the shares in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

If you elect to vote your shares other than in person at the annual meeting, you will direct the designated persons (known as "proxies") to vote your shares at the annual meeting in accordance with your instructions.  The board of directors has appointed M. Jay Allison and Roland O. Burns to serve as the proxies for the annual meeting.

Voting by Internet.  Stockholders of record with internet access may submit proxies by following the "Vote by Internet" instructions on their proxy cards.  Most stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees.  Please check the voting instruction card for internet voting availability.

Voting by Telephone.  Stockholders of record may submit proxies by following the "Vote by Phone" instructions on their proxy cards.  Most stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees.  Please check the voting instruction card for telephone voting availability.

Voting by Mail.  Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes.  Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided and mailing them in the accompanying pre-addressed envelopes.  Your proxy will be valid only if you sign, date and return it so that it is received before the annual meeting.

If you complete the entire proxy card, except the voting instructions, then the designated proxies will vote your shares "for" the election of the nominated directors, "for" the ratification of Ernst & Young LLP as our independent registered public accounting firm, "for" the advisory vote on executive compensation and "for" approval of the material terms of the performance goals under the 2009 Long-term Incentive Plan.

If any nominee for election to the board of directors is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.  The board of directors knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

Changing Your Vote

You may change your vote at any time prior to the vote at the annual meeting, except that votes submitted through the internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2013.  If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our corporate secretary prior to your shares being voted, or by attending the annual meeting and voting in person.  Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Where to Find Voting Results

We will publish the voting results in a current report to be filed on Form 8-K promptly following the adjournment of the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth stockholder information as of March 20, 2013 for persons known to us to be large stockholders (5% or more), directors or executive officers.  Ownership of our common stock is shown in terms of "beneficial ownership."  A person generally "beneficially owns" shares if he or she has either the right to vote those shares or dispose of them.  More than one person may be considered to beneficially own the same shares.  In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her.  Shares shown as beneficially owned by our directors or executive officers include shares that they have the right to acquire by exercising options on or before May 31, 2013.  The percentages shown in this proxy statement compare the person′s beneficially owned shares with the total number of shares of our common stock outstanding on March 20, 2013 (48,303,517 shares) plus the number of unissued shares as to which such person has the right to acquire voting or dispositive power on or before May 31, 2013.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number(2)	Percent

M. Jay Allison	1,769,278	3.7%
President, Chief Executive Officer and Chairman of the Board of Directors
Gerry L. Blackshear	37,655	*
Vice President of Exploration
Roland O. Burns	800,486	1.7%
Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer
D. Dale Gillette	94,555	*
Vice President of Land and General Counsel
David K. Lockett	63,136	*
Director
Cecil E. Martin	68,999	*
Director
Stephen E. Neukom	75,866	*
Vice President of Marketing
Daniel K. Presley	72,246	*
Vice President of Accounting and Controller
Russell W. Romoser	32,000	*
Vice President of Reservoir Engineering
Frederic D. Sewell	10,100	*
Director
Richard D. Singer	51,682	*
Vice President of Financial Reporting
Blaine M. Stribling	46,229	*
Vice President of Corporate Development
David W. Sledge	226,051(3)	*
Director
Nancy E. Underwood	83,800	*
Director
Mark A. Williams	122,057	*
Chief Operating Officer and Vice President of Operations
All Executive Officers and Directors as a Group (15 Persons)	3,554,140	7.4%
Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	2,918,290(4)	6.0%
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022	3,748,008(5)	7.8%
Capital Research Global Investors 333 South Hope Street, Los Angeles, CA 90071	4,333,706(6)	9.0%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	3,504,525(7)	7.3%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,715,586(8)	5.6%
Wellington Management Company, LLP 280 Congress Street, Boston, MA 02210	2,635,954(9)	5.5%

*  Indicates less than one percent.
(1)	Unless otherwise noted, the address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.
(2)
Includes shares issuable pursuant to stock options which are presently exercisable or exercisable on or before May 31, 2013 in the following amounts:  Mr. Lockett–10,000 shares; Mr. Martin–10,000 shares; Mr. Sledge–10,000 shares; Ms. Underwood–10,000 shares; Mr. Williams–11,000 shares; and all executive officers and directors–51,000 shares.

(3)	Includes 141,800 shares held by Mr. Sledge as Trustee for the Allison children's trusts.
(4)	Represents shares held on December 31, 2012, based on filing on Schedule 13G/A dated February 6, 2013.
(5)	Represents shares held on December 31, 2012, based on filing on Schedule 13G/A dated February 7, 2013.
(6)	Represents shares held on December 31, 2012, based on filing on Schedule 13G/A dated February 12, 2013.
(7)	Represents shares held on December 31, 2012, based on filing on Schedule 13G dated February 11, 2013.
(8)	Represents shares held on December 31, 2012, based on filing on Schedule 13G dated February 12, 2013.
(9)	Represents shares held on December 31, 2012, based on filing on Schedule 13G dated February 14, 2013.

PROPOSALS TO BE VOTED UPON

(1)	Election of Directors

On the agenda for the annual meeting will be the election of two Class A directors each to serve a term of three years beginning at the annual meeting.  If you do not vote for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee.  The election of the two nominees for director named below are all uncontested.

In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality vote.  In an uncontested election, any nominee for director who has a majority of votes cast "withheld" from his or her election will be required to promptly tender his or her resignation to the board.  The corporate governance/nominating committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation.  The board will act on the committee's recommendation and publicly disclose its decision.  Any director who tenders his or her resignation will not participate in the committee's recommendation or the board action regarding whether to accept or reject the tendered resignation.

Any vacancies in the board may be filled by a majority of the directors then in office.  Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Our board of directors presently consists of seven members comprised of three classes (Class A, B and C).  Directors are elected in classes to serve terms of three years.  The Class A directors, whose terms expire at the annual meeting, are Cecil E. Martin and Nancy E. Underwood.  The Class B directors, whose terms will expire in 2014, are M. Jay Allison and David W. Sledge.  The Class C directors, whose terms expire in 2015, are Roland O. Burns, David K. Lockett and Frederic D. Sewell.

The board of directors has nominated Cecil E. Martin and Nancy E. Underwood for re-election to the board of directors.

Biographies for each of our nominees and directors who are continuing in office are provided below.  We are also providing additional information, in a separate paragraph immediately below the biographical information, that briefly discusses the specific experience, qualifications and attributes which led to our conclusion that each nominee or director should serve on our board of directors.

Nominees for Three-Year Term

CECIL E. MARTIN, (71) Director

Mr. Martin has served as a director since 1989 and is currently the chairman of our audit committee and our Lead Director.  Mr. Martin is an independent commercial real estate investor who has primarily been managing his personal real estate investments since 1991.  From 1973 to 1991, he also served as chairman of a public accounting firm in Richmond, Virginia.  Mr. Martin was a director and chairman of the audit committee of Bois d'Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008.  Mr. Martin also serves on the board of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. and on the board of directors and audit committee of Garrison Capital, a privately held business development company.  Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

Mr. Martin brings to our board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets.  Mr. Martin has a strong background in internal controls, financial reporting and financial analysis.  He works closely with our chief financial officer, independent public accountants and internal auditors on a wide range of issues.  His service on the compensation and audit committees of two other publicly traded companies allows him to bring a wide range of experience and insights as part of his service on our board.

NANCY E. UNDERWOOD, (61) Director

Ms. Underwood has served as a director since 2004.  Ms. Underwood is owner and president of Underwood Financial Ltd., a position she has held since 1986.  Ms. Underwood holds B.S. and J.D. degrees from Emory University and practiced law at an Atlanta, Georgia based law firm before joining River Hill Development Corporation in 1981.  Ms. Underwood currently serves on the executive board and campaign steering committee of the Southern Methodist University Dedman School of Law and on the board of Directors of the Texas Health Presbyterian Foundation.

Ms. Underwood has over twenty-five years of experience managing a commercial real estate investment company.  Along with the legal experience gained from ten years as a practicing attorney, she brings to our board the business acumen gained from managing a business and knowledge and experience gained from evaluating and closing real estate transactions.

Directors Continuing in Office

M. JAY ALLISON, (57) President, Chief Executive Officer and Chairman of the Board of Directors

Mr. Allison has been a director since 1987, and our president and chief executive officer since 1988.  Mr. Allison was elected chairman of the board of directors in 1997.  From 1987 to 1988, Mr. Allison served as our vice president and secretary.  From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas.  Mr. Allison was chairman of the board of directors of Bois d'Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively.  Mr. Allison also currently serves as a director of Tidewater Inc. and is on the board of regents for Baylor University.

Mr. Allison has over 25 years of executive leadership experience in the oil and gas industry.  Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value.  Mr. Allison's service on the board of directors and audit committee of Tidewater, Inc. also provides him with knowledge, experience and insight from a global perspective.

ROLAND O. BURNS, (53) Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Mr. Burns has been our senior vice president since 1994, chief financial officer and treasurer since 1990, our secretary since 1991 and a director since 1999.  From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen.  During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm′s oil and gas audit practice. Mr. Burns was also a director, senior vice president and the chief financial officer of Bois d'Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008.  Mr. Burns received B.A. and M.A. degrees from the University of Mississippi in 1982 and is a Certified Public Accountant.  Mr. Burns also serves on the board of directors of the University of Mississippi Foundation.

Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance.  Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals.  Mr. Burns, who is our principal contact with financial analysts, investors and investment bankers, updates the board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

DAVID K. LOCKETT, (58) Director

Mr. Lockett has served as a director since 2001.  Mr. Lockett was a vice president with Dell Inc. and held executive management positions in several divisions within Dell from 1991 until his retirement from Dell in 2012.  Mr. Lockett, who has over 35 years of experience in the technology industry, is presently considering opportunities to provide consulting services for small and mid-size companies.  Mr. Lockett was a director of Bois d'Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008.  Mr. Lockett received a B.B.A. degree from Texas A&M University in 1976.

Mr. Lockett joined Dell Inc. during its start-up years and has worked in executive level positions at Dell throughout his career.  He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business.  Mr. Lockett shares the good business judgment and insight gained from these experiences with our board and also provides guidance from the perspective gained from a long career in a global market-focused company.

FREDERIC D. SEWELL, (78) Director

Mr. Sewell has served as a director since 2012.  Mr. Sewell has extensive experience in the oil and gas industry, where he has had a distinguished career as an executive leader and a petroleum engineer.  Mr. Sewell was the co-founder of Netherland, Sewell and Associates, Inc. ("NSAI"), a worldwide oil and gas consulting firm, where he served as the chairman and chief executive officer until his retirement in 2008.  Mr. Sewell is presently the president and chief executive officer of Sovereign Resources, LLC, an exploration and production company that he founded.  Mr. Sewell received a B.S. degree in Petroleum Engineering from the University of Texas in 1957.

Mr. Sewell has over 50 years of experience as a petroleum engineer.  During his career with NSAI, Mr. Sewell established relationships with many of the leading energy firms in the United States and gained extensive knowledge of domestic and international oil and gas operations.  Mr. Sewell managed the growth of NSAI, which he co-founded in 1969, into one of the most respected worldwide upstream petroleum consulting organizations in the world.

DAVID W. SLEDGE, (56) Director

Mr. Sledge has served as a director since 1996.  Mr. Sledge is the chief operating officer of ProPetro Services, Inc., a Midland, Texas based oil field services company.  Mr. Sledge was president and chief operating officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in April 2007 and served as a vice president of Basic Energy Services, Inc. from April 2007 to February 2009.  He served as an area operations manager for Patterson-UTI Energy, Inc. from May 2004 until January 2006.  From March 2009 through October 2011, and from October 1996 until May 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities.  Mr. Sledge was a director of Bois d'Arc Energy, Inc. from May 2005 until its merger with Stone Energy Corporation in August 2008.  Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association.  He received a B.B.A. degree from Baylor University in 1979.

Mr. Sledge is an experienced oil field executive who has managed and started drilling and oil field service companies during a career that spans more than 30 years.  Mr. Sledge's experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States.  Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

There are no family relationships among any of our officers or directors.

The board of directors recommends that stockholders vote FOR the election of Mr. Martin and Ms. Underwood.  Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise in their proxies.

(2)	Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors, upon the recommendation of the audit committee, has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2013.  Stockholders are being asked to ratify this appointment.  Ernst & Young LLP has served in this capacity since 2003.  Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to answer your questions.

The board of directors recommends that stockholders vote FOR such ratification.  Proxies solicited by the board of directors will be so voted unless stockholders specify otherwise in their proxies.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting is necessary for ratification of the appointment of the independent registered public accounting firm.

(3)	Advisory Vote on Executive Compensation

We are seeking your advisory vote on the compensation for our named executive officers.  We ask that you support the compensation of our named executive officers.  As described in detail in the Executive Compensation section of this proxy statement, our executive officer compensation programs are intended to attract, motivate and retain the key executives who drive our success and industry leadership.  Please read the Compensation Discussion and Analysis, as well as the disclosures of the key components of compensation for our named executive officers, for additional details about our executive compensation programs.  Pay that reflects performance and alignment of that pay with the long-term interests of our stockholders are key principles that underlie our compensation program.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement.  This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure is hereby approved."

At our 2011 annual meeting of stockholders, our stockholders voted to have a vote on the say-on-pay proposal every year at our annual meeting. As a result, we will continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders in 2017 to vote on a proposal regarding the frequency of the vote on the say-on-pay proposal, as required by the Securities and Exchange Commission rules.

Although the vote is advisory, and does not bind the compensation committee or our board of directors to any particular acts, our board and our compensation committee value the opinions of our stockholders.  To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders' concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors unanimously recommends a vote "FOR" approval of the resolution regarding the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting is necessary for the approval of the resolution regarding the compensation of our named executive officers.

(4)	Approval of the Material Terms of Performance Goals Under the 2009 Comstock Resources, Inc. Long-term Incentive Plan

On December 13, 2012, our compensation committee adopted an amendment to the Comstock Resources, Inc. 2009 Long-term Incentive Plan (the "2009 Plan") to incorporate performance goals that may be used in awards under the 2009 Plan.  Awards that are intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), will vest and be payable upon achievement of one or more of these goals.  Section 162(m) limits our ability to deduct for federal income tax purposes any compensation in excess of $1 million paid to our chief executive officer and certain other highly compensated officers, unless the compensation qualifies as performance-based compensation.  We have awarded to employees and officers performance-vested share units under the 2009 Plan that qualify as performance-based compensation deductible under Section 162(m) of the Code.  As required under Section 162(m) and related regulations, our stockholders are being asked to approve the material terms of the performance goals (including the business criteria on which any qualified performance goals are based) under the 2009 Plan so that awards made by our compensation committee to employees and officers can qualify as performance-based compensation deductible under Section 162(m).

For purposes of Section 162(m), the material terms of the performance goals include (i) the employees eligible to receive compensation under the 2009 Plan; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to a participant if the performance goal is achieved.  These aspects of the 2009 Plan are described below.  This summary is qualified in its entirety by reference to the complete text of the amendment to the 2009 Plan, which is attached to this Proxy Statement as Appendix A.  A copy of the 2009 Plan will be provided, at no charge, to any stockholder upon request.

Eligibility

All of our employees are eligible to receive awards under the 2009 Plan.  We currently have 123 employees.  Our compensation committee made awards of performance share units to nine employees in 2012.

Performance Goals

In making awards intended to meet the standards of Section 162(m) of the Code, the compensation committee may base a performance goal on one or more of the following business criteria:

(a)   Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest, taxes, depreciation, amortization, exploration and other non-cash expenses (“EBITDAX”); net income and/or earnings per share;

(b)   Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

(c)   Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

(d)   Oil and gas reserve replacement, reserve growth and finding and development costs;

(e)   Increases in, or levels of, oil and/or gas production;

(f)    Performance of investments in oil and gas properties;

(g)   Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital); and

(h)   Decreases in the leverage ratio (defined as total debt over EBITDAX).

Any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the committee, in its sole discretion, deems appropriate.

Each year, the compensation committee will establish performance goals for each award from the business criteria listed above.  As described below in our Compensation Discussion and Analysis, the 2013 performance share units have a performance goal based upon total stockholder return as compared to our peer group.

Employee Award Limitations

Under the 2009 Plan, no employee may be granted during any calendar year performance awards in stock over 750,000 shares, or in cash over $10 million.

Required Vote and Recommendation of the Board of Directors

A majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is required for approval of the material terms of performance goals under the 2009 Plan.  Brokers do not have discretion to vote on this proposal without instruction.  If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.  Abstentions will have the same effect as votes against the proposal, but broker non-votes will not affect the outcome of the voting on the proposal.

The board of directors recommends that stockholders vote FOR the approval of the material terms of performance goals under the 2009 Long-term Incentive Plan.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles and Code of Business Conduct and Ethics

The board of directors has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions.  These materials are available on our website at www.comstockresources.com, and are available upon written request to our corporate secretary.

Determinations of Director Independence

Under rules adopted by the New York Stock Exchange ("NYSE"), we must have a majority of independent directors.  No board member qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with us (either directly, or as a partner, shareholder or officer of an organization that has a relationship with us).  In evaluating each director's independence, the board of directors considers all relevant facts and circumstances and relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest in us, our affiliates, or our executives.  As a result of this review, the board of directors affirmatively determined that Mr. Martin and Ms. Underwood are independent from us and our management.  Of the directors continuing in office, the board has determined that Messrs. Sledge, Lockett and Sewell are independent according to the NYSE's rules.

Board of Director Meetings and Committees

Our board of directors held six meetings during 2012.  We have four standing committees: the audit committee, the compensation committee, the corporate governance / nominating committee and the executive committee.  During 2012, the audit committee held five meetings, the compensation committee held three meetings and the executive committee and the corporate governance / nominating committee each held one meeting.  All of our directors attended all of the board and their respective committee meetings during 2012.  All of our directors are strongly encouraged to attend the annual meeting and they all attended the 2012 annual meeting.

Board Leadership Structure

The position of board chairman is filled by our chief executive officer.  We believe this combined leadership structure is appropriate for us because our chairman and chief executive officer (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community and (ii) eliminates any ambiguity as to who is accountable for our performance.  Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our board chairman is also a member of management, our board of directors has designated Mr. Cecil Martin, a non-management director, as "Lead Director."  The Lead Director serves a three-year term which expires at the Annual Meeting.  The responsibilities of the Lead Director include:

-	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;
-	Defining the scope, quality, quantity and timeliness of the flow of information between management and the board of directors;
-	Chairing all meetings of non-management directors and of the Executive Committee;
-	Overseeing the process of hiring, firing, evaluating and compensating the chief executive officer;
-	Approving the retention of consultants who report directly to the board of directors;
-	Facilitating communication between the directors and the chief executive officer, communicate the directors' perspectives and consensus view to the chief executive officer;
-	Assisting the board of directors and officers in assuring compliance with and implementation of our governance principles;
-	Serving as an independent point of contact for stockholders wishing to communicate with the board of directors;
-	Acting as principal liaison between the independent directors and the chief executive officer on sensitive issues; and
-	Leading the board of directors in anticipating and responding to crises.

Risk Oversight

One of the responsibilities of our board is to review and evaluate the process in place to assess the major risks facing our company and periodically review management's assessment of the major risks as well as options for their mitigation.  Our board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function.  The information flow and communication between our board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas.  Also, our audit committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Adoption of Written Charters

The board of directors has in place charters for each of the audit committee, the compensation committee and the corporate governance / nominating committee.  A copy of the charter for each committee is available on our website at www.comstockresources.com.  The charters of these committees are also available upon written request to our corporate secretary.

Related Party Transactions

The board of directors has in place a written policy regarding the approval of related party transactions.  At any regularly scheduled audit committee meeting, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee's approval.  Generally, a "related party" is each of our executive officers, directors, nominees for director, any immediate family member of each of the foregoing, any stockholder owning greater than five percent of our outstanding shares, and any entity owned or controlled by any of the foregoing.  Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee generally focuses upon three broad concepts, as follows:

•	Ensuring that the transaction will not interfere with the objectivity and independence of any related party's judgment or conduct in carrying out his or her duties and responsibilities to the company,
•	Determining whether the transaction is fair to the company, and
•	Assessing whether the transaction otherwise would be against the best interests of the company and our stockholders.

We along with M. Jay Allison, our chairman of the board and chief executive officer, and Roland O. Burns, our senior vice president and a director, formed an entity in which we jointly own and operate a private airplane.  The entity is owned 80% by us and 10% by each of Messrs. Allison and Burns.  Each party funded their respective share of the acquisition costs of the airplane in exchange for their ownership interest.  The airplane is leased to and managed by a third party operator.  The airplane, which is intended to be used primarily for company business, also provides charter services to third parties and is available for personal use by Messrs. Allison and Burns.  Direct costs associated with the operation of the airplane are paid by the party using the airplane while fixed costs, to the extent not offset by third party charter revenue, are paid by the parties based on their relative ownership interest.  This relationship was approved by the audit committee in accordance with our policy on related-party transactions.

Corporate Governance / Nominating Committee

The primary duties of the corporate governance / nominating committee are to assist the board of directors in identifying and evaluating candidates for members on our board of directors and to nominate candidates for election to the board.  The members of the corporate governance / nominating committee are Messrs. Lockett (Chairman) and Sledge and Ms. Underwood.

The board of directors, in its reasonable business judgment, has determined that all three members of the corporate governance / nominating committee are independent under the listing standards of the NYSE and the rules of the SEC.

Director Nominations Process

As indicated above, the nominating functions of the board of directors are handled by the corporate governance / nominating committee pursuant to its charter.  In evaluating nominees for membership on the board, the corporate governance / nominating committee applies the board qualification standards set forth in our corporate governance guidelines.  Under these qualification standards, the corporate governance / nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, a valid business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one′s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance / nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders.  The corporate governance / nominating committee evaluates each individual in the context of the board of directors as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our corporate governance / nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the corporate governance / nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons.  Each candidate brought to the attention of the corporate governance / nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

As stated above, the corporate governance / nominating committee will consider candidates proposed for nomination by our stockholders.  Stockholders may propose candidates by submitting the candidate's name and qualifications for board membership to: Corporate Governance / Nominating Committee, c/o Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034.  Although the corporate governance / nominating committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder's candidate, the level of consideration that the corporate governance / nominating committee will give to the stockholder's candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee.

Director Compensation

In 2012, our non-employee directors each received directors' fees of $80,000.  In addition, the chairman of each committee received an additional retainer as follows: audit - $30,000, compensation - $20,000 and corporate governance / nominating - $10,000.  The Lead Director receives an additional annual retainer of $36,000.  For 2013, the directors' fees for our non-employee directors were increased to $83,000 and the additional retainer to be paid to the chairman of each committee is as follows:  audit - $31,500, compensation - $20,700 and corporate governance/nominating - $12,500.  The Lead Director will receive an additional retainer of $37,000 in 2013.  In addition, we reimburse our directors for expenses, including travel, they incur in connection with attending board or committee meetings.

During 2012 each director received grants of restricted stock.  The following table sets forth certain information with respect to the value of the restricted stock grants made in 2012:

Name of Director	Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value of Restricted Stock Awards
David K. Lockett	May 8, 2012	10,100	$172,003
Cecil E. Martin	May 8, 2012	10,100	$172,003
Frederic D. Sewell	May 8, 2012	10,100	$172,003
David W. Sledge	May 8, 2012	10,100	$172,003
Nancy E. Underwood	May 8, 2012	10,100	$172,003

(1)     Restrictions lapse on May 8, 2015, except for Mr. Sewell whose restrictions lapse on May 8, 2013.

The following table sets forth the compensation of our non-employee directors for services during 2012.  Our executive officers do not receive additional compensation for serving on the board of directors.

Name of Director(1)	Fees Earned or Paid in Cash	Grant Date Fair Value of Stock Awards(2)	Total
David K. Lockett	$92,000	$172,003	$264,003
Cecil E. Martin	$146,000	$172,003	$318,003
Frederic D. Sewell	$53,333	$172,003	$225,336
David W. Sledge	$100,000	$172,003	$272,003
Nancy E. Underwood	$80,000	$172,003	$252,003

(1)       The non-employee directors held stock options as of December 31, 2012 in the following amounts:  Mr. Lockett–10,000 shares, Mr. Martin–10,000 shares, Mr. Sledge–10,000 shares, and Ms. Underwood–10,000 shares.
(2)      Amounts represent restricted stock grants of 10,100 shares per director in 2012 with a grant date fair value of $17.03 per share.  Such shares vest on
      May 8, 2015 except for Mr. Sewell, whose shares vest on May 8, 2013.

The compensation committee may award stock options, restricted stock, stock appreciation rights, restricted stock units or performance units to non-employee directors in its discretion under our 2009 Long-term Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file with the Commission and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities.  Such persons are required by the Commission regulations to furnish us with copies of all Section 16(a) forms they file.  The Commission regulations require us to identify anyone who filed a required report late during the most recent fiscal year.  Based upon a review of these records and amendments thereto, all of these filing requirements for 2012 were timely met.

The Audit Committee

The primary responsibility of the audit committee is to assist the board of directors in overseeing management and our independent auditors in fulfilling their responsibilities in the financial reporting process of our company.  The members of the audit committee are Messrs. Martin (Chairman) and Sewell and Ms. Underwood.

The board of directors, in its reasonable business judgment, has determined that all three members of the audit committee are independent under the listing standards of the NYSE and the rules of the Commission.  In addition, the board of directors has determined that Mr. Martin is an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Commission.

Audit Committee Report

The audit committee assists the board of directors in overseeing: (1) the integrity of Comstock's financial statements, (2) Comstock's compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of Comstock's independent registered public accounting firm, (4) Comstock's performance of its internal audit function, (5) Comstock's derivatives and hedging program and (6) Comstock's oil and natural gas reserves estimation process.  The board of directors has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience.  The board of directors also determined that Mr. Martin is an "audit committee financial expert," as defined by the rules of the Commission.  The audit committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities.  The audit committee set up a toll free ethics and compliance hotline managed by an independent third party.  This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.

Management is responsible for the preparation, presentation and integrity of Comstock's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.  Consistent with its oversight role, the audit committee met with Ernst & Young LLP with and without management present to discuss the results of their examinations and evaluations of Comstock's internal controls.  The audit committee also reviewed and discussed Comstock's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board′s Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and the Company's independent registered public accounting firm.  The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the audit committee concerning independence, as currently in effect, and has discussed with Ernst & Young LLP the firm's independence.

Based on the review and discussions referred to in the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts on auditor independence standards.  Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock's registered public accounting firm.  Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of Comstock's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact independent.  The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management's assessment of the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board.

Submitted by the audit committee of the board of directors.

Cecil E. Martin, Chairman
Frederic D. Sewell
Nancy E. Underwood

Compensation Committee

The primary duties of the compensation committee are to assist the board of directors in establishing remuneration arrangements for executive officers and directors and to administer our executive compensation programs.  The members of the compensation committee are Messrs. Sledge (Chairman), Lockett and Martin.  The compensation committee reviews and discusses with management the Compensation Discussion and Analysis (the "CD&A") required by the Commission and recommends to the board that the CD&A be included in our proxy statement.  The compensation committee also produces an annual compensation committee report for inclusion in our proxy statement.

The board of directors, in its reasonable business judgment, has determined that all three members of the compensation committee are independent under the listing standards of the NYSE and the rules of the Commission.

The compensation committee has retained Longnecker & Associates, LLC ("L&A") as its independent consultant with respect to executive compensation matters.  L&A reports only to, and acts solely at the direction of, the compensation committee.  Management does not direct or oversee the activities of L&A with respect to our executive compensation program.  L&A prepares compensation surveys for the compensation committee's use in comparing compensation paid to our executive officers with compensation paid for comparable positions at other companies.  L&A also assists us in the design and implementation of our compensation practices, including incentive based compensation plans.

The compensation committee has assessed the independence of L&A pursuant to SEC rules and concluded that its work did not raise any conflict of interest that would prevent L&A from independently representing the compensation committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are, or have been, employees of Comstock or are employees of any entity for which an executive officer serves on the board of directors.

Compensation Committee Report

The compensation committee determines the objectives for Comstock′s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Comstock's executive officers.  The specific duties of the compensation committee are set forth in its charter, which was adopted by the board of directors.  The compensation committee has reviewed and discussed with management the CD&A contained on pages 20 through 36 of this proxy statement and, based upon this review and discussion, the committee recommended to the board of directors, and the board approved, that the CD&A be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the compensation committee of the board of directors.

David W. Sledge, Chairman
David K. Lockett
Cecil E. Martin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a detailed description of our executive compensation objectives, practices, and programs.  In addition, this CD&A provides a detailed description of major changes in our compensation practices and programs implemented by our compensation committee.

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers.  All of our executive officers are compensated pursuant to the same executive compensation program.  The compensation program and the executive officers' compensation are approved by the compensation committee.  The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•
Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management's interests are closely aligned with those of stockholders in terms of both risk and reward.

Our executive team, led by M. Jay Allison, our chief executive officer, and Roland O. Burns, our senior vice president and chief financial officer, is highly regarded in the industry.  The long tenure of Messrs. Allison and Burns leading our company is a key factor in driving stockholder value.  The committee believes it is critical to continually invest in retaining this leadership team, and reward them for performance.  Their experience is particularly critical at this time as we continue to strategically position the company to be more balanced between oil and natural gas production and reserves.  The executive team's compensation will reflect our performance when measured against these objectives.

Our compensation committee held three regular meetings during 2012 and it has met twice during the first quarter of 2013.  In December 2012, the committee approved base salaries for 2013, 2012 discretionary bonuses, restricted stock awards and performance share units.  The base salary, discretionary bonuses and stock-based compensation in 2012 were based on our financial and operating performance for 2012.  Performance-based cash bonuses for 2012 were reviewed and approved at a meeting held in January 2013.

Key Changes to Our Compensation Practices since the 2012 Say on Pay Vote

Of the stockholders who voted on our 2012 "Say on Pay" proposal, 65% voted as being opposed to the proposal.  In response to the results of this vote, our board of directors and compensation committee conducted a comprehensive analysis of our compensation practices.  In addition, management was directed by the compensation committee to contact various stockholders in order to better understand the reasons behind the vote outcome.  Stockholders indicated that they wanted to see more of our executive compensation linked to our performance with formula-based plans.

The compensation committee works with L&A as its independent compensation consultant to continually evaluate its compensation practices.  L&A is one of the leading compensation consulting firms in the energy industry.  Based on L&A's recommendations, and taking into consideration the feedback received from stockholders, our compensation committee adopted several major changes in our compensation practices with respect to establishing compensation for our executive officers.  Among these are the following:

•	The committee substantially modified the composition of our peer group.

•	Beginning in 2012, the committee established a performance bonus plan which directly links our executives' annual bonuses to our achievement of specific targeted performance metrics.

•
Beginning in 2012, the committee awarded performance-vesting long-term incentive awards which directly link our executives' stock-based compensation to our total stockholder return relative to our peer group.

2012 Operating Performance Overview

The depressed market for natural gas continued to plague natural gas focused exploration and production companies such as Comstock in 2012.  As a result, our executive team continued to focus its efforts on increasing oil production and reserves, with the following results:

•	We increased oil revenues and mitigated the decline in natural gas prices in 2012.

•
Our total stockholder return performance ranked sixth when compared to the 13 companies in our 2012 peer group even though stock prices for nearly all natural gas-focused exploration and production companies were negatively impacted by low natural gas prices.

•
We had a strong 2012 in terms of oil production and oil reserve growth, which were our major objectives for the year.  Proved oil reserves increased 22% and now comprise 33% of total proved reserves as compared to 2011 when they represented only 15% of the total proved reserves.  The growth in our oil production, which increased by 175% from 2011, and the resultant growth in oil revenues largely offset the impact of lower natural gas prices in 2012.

•	We continue to have one of the lowest cost structures in the industry.

2012 Stock Price Performance

The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended December 31, 2012 with the cumulative return on the New York Stock Exchange Index, the cumulative return for our 2012 Peer Group, and the cumulative return for our 2013 Peer Group.  The graph assumes that $100 was invested on the last trading day of 2007, and that dividends, if any, were reinvested.

(1)  $100 invested on December 31, 2007 in stock or index, including reinvestment of dividends, fiscal year ending December 31.
(2)  The data contained in the above graph is deemed to be furnished and not filed pursuant to Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

The following chart compares the one year total stockholder return on our common stock during the year ended December 31, 2012 with the one year total stockholder return for our 2012 peer group, and the one year total stockholder return for our 2013 peer group:

Linking Pay to Performance

We believe our executives' compensation should rise or fall based on our overall performance and the individual's performance.  This is evidenced by the following:

•
Sixty-one percent (61%) of our chief executive officer's total compensation is in the form of equity so that management's interests are closely aligned with those of our stockholders in terms of both risk and reward.  Seventy-five (75%) of the equity awards made in 2012 will vest  in the future based on the company's TSR performance relative to its 2013 peer group.

•
Annual incentives for our chief executive officer comprised 23% of his total 2012 compensation and long-term incentives comprised 61% of his total compensation.  Sixty-nine percent (69%) of the total compensation package is performance-driven.

•	We reduced our executives' overall compensation in 2012 following similar reductions made in 2011. The total compensation paid to our chief executive officer since 2009 has been reduced by 50%.

Compensation Components

•	Base salary

•	An annual cash bonus, 50% of which is performance-based;

•	Time-vested restricted stock awards comprising 25% of the long-term incentives for our top two executives and 50% for all other executive officers;

•	Performance-vesting restricted share units comprising 75% of the long-term incentives for our top two executives and 50% for all other executive officers; and

•	Supplemental retirement benefits and employment agreements that provide post-termination compensation in certain circumstances for certain executives.

The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers.  In general, the compensation committee believes that a greater percentage of the compensation for the executive officers and other senior members of management should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executive officers with our stockholders.  Our compensation program is consistently applied such that all employees are focused upon achieving success within a consistent risk profile.  The deferred vesting of stock-based compensation is intended to ensure that all employees remain focused upon building stockholder value through disciplined investments, and there are no compensation incentives which are reasonably likely to have a material adverse effect.

Role of Officers

In 2012, the compensation committee and the board of directors made all compensation decisions for Mr. Allison and Mr. Burns.  The compensation committee and the board of directors reviewed the performance of the chief executive officer and set his compensation.  Mr. Allison was not present during these discussions.  The chief executive officer made compensation recommendations to the compensation committee and the board of directors with respect to compensation for the other executive officers, who were not present during these discussions.

Role of the Compensation Consultant

In an effort to align the compensation of our officers competitively with the market, the compensation committee retains L&A to review levels and incentive components of our executives' compensation.  The primary role of L&A is to provide the compensation committee with market data and information regarding compensation trends in our industry and to make recommendations regarding base salaries, the design of our incentive programs and executive compensation levels.  Our management did not direct or oversee the retention or activities of L&A with respect to our executive compensation program.  L&A also provided assistance in reviewing this CD&A.

Determining Market Compensation

L&A assisted our compensation committee by making recommendations regarding market compensation.  This included recommending an appropriate peer group against which to benchmark our executives' compensation.  Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete, the complexity of their operations and the percentage of natural gas versus oil that the companies produce.  For 2012, the companies within the peer group approved by the compensation committee had median revenues of approximately $1.5 billion and median market capitalization of $6 billion, and natural gas comprised an average of 75% of their total proved reserves.

For 2013, the peer group companies selected by our committee are the following:

Bill Barrett Corporation	Exco Resources, Inc.	SM Energy, Inc.
Cheniere Energy, Inc.	Forest Oil Corp.	Swift Energy Company
Cimarex Energy Co.	Newfield Exploration Company	Ultra Petroleum Corp.
Clayton Williams Energy, Inc.	Northern Oil and Gas, Inc.	W & T Offshore, Inc.
Contango Oil & Gas Co.	PDC Energy, Inc.	Whiting Petroleum Corp.
EPL Oil & Gas, Inc.	QEP Resources, Inc.	WPX Energy, Inc.

In order to select peer companies closer in size to the Company, L&A recommended that larger peer companies including Cabot Oil and Gas Corp., Concho Resources, Inc., EQT Corp., Range Resources, Inc. and Southwestern Energy Co. should be removed from our peer group and smaller companies including Bill Barrett Corporation, Cheniere Energy, Inc., Clayton Williams Energy, Inc., EPL Oil & Gas, Inc., Exco Resources, Inc., Newfield Exploration Company, Northern Oil and Gas, Inc., Swift Energy Company and WT Offshore, Inc. should be added to our peer group.  The compensation committee approved the new peer group for 2013, which is comprised of eighteen companies that have median revenues of approximately $653 million, median assets of $2.4 billion, median market capitalization of $1.3 billion and median enterprise value of $3.0 billion.

The composition of our peer group will be reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.

L&A compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents.  Peer benchmarking is only one of many considerations used to determine market compensation. L&A also provided to the committee published survey compensation data from multiple sources, which makes up 50% of the market weight.  L&A utilized the following surveys: Economic Research Institute, Mercer, Inc. and Towers Watson.  For each survey, L&A adjusted the data to appropriately reflect companies similar in size to us.

The combination of published survey data and peer compensation data was then used to compare the compensation of our executive officers to comparably titled persons at companies within our peer group and in the survey data.

We believe that our peer group selection process is analytically sound and appropriate to our industry.  Based on our market comparison approach, we have made compensation decisions that assure our total compensation is market competitive, which will assist us in retaining our leadership team, an important factor in ensuring our long-term viability and strong stockholder returns.  Our committee's process in 2012 was more rigorous and objective than in prior years, providing a framework for continually improving the link between pay and performance.

Determination of 2013 Base Salaries

Base salaries for executive officers are based on each individual′s responsibilities, experience and performance, taking into account among other things, the individual′s initiative, contributions to our overall performance, managerial ability and handling of special projects.  These same factors are applied to establish base salaries for other key management employees.  Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our chief executive officer and senior vice president.  The chief executive officer determines the base salary of all other executives other than the senior vice president.  Each executive officer recommends the base salary for all employees that are in the executive officer's areas of responsibility.  The chief executive officer and the senior vice president review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate.  The compensation committee reviews the recommendations for all employees after approval by the chief executive officer and the senior vice president and approves them or adjusts them as they deem appropriate.

L&A reviewed the market competitiveness of our base salaries compared to the approved peer group companies and utilizing published survey sources in the oil and gas industry.  In 2012, L&A recommended that base salaries for our chief executive officer and senior vice president be aligned with the 75th percentile of the market.  L&A recommended that the committee continue to align base salaries for our chief executive officer and senior vice president with the 75th percentile of market for 2013.  This market percentile indicates that the incumbent is a seasoned executive, with the visionary aptitude to lead by setting goals and objectives for others to achieve optimal corporate performance.

Our compensation committee approved a 3.5% increase over 2012 in 2013 base salaries for Messrs. Allison and Burns, to continue to align their salaries at the 75th percentile for the market.  The committee considered the competitiveness for talent in the industry, the long tenure of Messrs. Allison and Burns, their complementary skills and capabilities as a team to lead us in meeting the challenging goals and objectives for 2013, and the enhanced importance of retention of this team to achieve these objectives.  Based on these factors and L&A's recommendation, the compensation committee determined that the proposed 2013 base salaries of $802,000 and $543,500 for Mr. Allison and Mr. Burns, respectively, were appropriate.

Determination of 2012 Bonuses

Annual cash bonuses for all full-time employees are provided in order to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis.  All of our full-time employees participate in an annual bonus plan with the same performance objectives as those used for executive officers.  The committee adopted a performance bonus plan for 2012, the Annual Incentive Compensation Plan.  Measured achievement against pre-determined performance metrics determines 50% of each of our named executive officer's 2012 bonus.  The remaining 50% of the officer's bonus is determined based on subjective factors.  The committee believes that a portion of the annual incentive bonus must remain discretionary to reflect qualitative individual performance or non-market related performance.  No employee has a guaranteed right to any discretionary bonus as a substitute for a performance bonus in the event that performance targets are not met.

For 2012, the committee had established a 2012 target bonus of 125% of base salary for our chief executive officer and 100% of base salary for our senior vice president.  Maximum bonuses were established at 250% of target and 200% of target, respectively.  In determining the 2012 discretionary bonuses, which make up 50% of the total bonus, the committee reviewed the achievements of Messrs. Allison and Burns during 2012, considering both short-term and long-term goals and objectives, operational and financial performance, and the strategic business decisions made during 2012:

•	In a continuing environment of exceptionally low natural gas prices, the Company's growth in oil production offset the impact of the lowest natural gas price environment in the past thirteen years.

•
Strong oil reserve growth was achieved with the Eagle Ford shale and West Texas drilling programs.  Based on this strategic shift towards oil-focused drilling, oil production increased 175% in 2012 from 5% of production at the beginning of 2012 to approximately 14% by the end of 2012.

•	Revenues from oil sales increased to 53% of total sales from 18% of total sales in 2011.

In evaluating our financial performance for 2012, the committee considered performance in the context of the year's economic environment and specifically, the low natural gas prices which negatively impacted our operating performance.  Low natural gas prices caused stock prices for nearly all natural gas-focused exploration and production companies to decline during 2012.  The Company's stock declined only by 1% and ranked 6th when compared to the 13 companies in the 2012 peer group.  Therefore, based on individual achievement against stated goals and objectives in 2012, and to promote strong executive/stockholder alignment, the committee approved discretionary bonuses for Messrs. Allison and Burns for 2012 of $1,210,938 and $525,000, respectively, representing Mr. Allison’s maximum discretionary bonus (125% of his target bonus) and Mr. Burns’ maximum discretionary bonus (100% of his target bonus), respectively.

In determining 2012 performance bonuses, the performance goals established by the committee were as follows:

	Threshold	Target	Maximum
EBITDAX Growth	10%	15%	20%

Oil Production Growth	100%	150%	200%

Total Stockholder Return compared to Peer Group	50th Percentile	62.5th Percentile	75th Percentile

Leverage Ratio (Total Debt to EBITDAX)	3.5x	3.25x	3.0x or less

Actual performance achieved in 2012 was as follows:

Performance Goal	Actual Performance
EBITDAX Growth	Below Threshold

Oil Production Growth	Above Target

Total Stockholder Return compared to Peer Group	Above Threshold

Leverage Ratio (Total Debt to EBITDAX)	Below Threshold

Each performance goal is weighted equally in determining the performance bonus, which is 50% of the total bonus opportunity.  Achievement levels were interpolated between threshold, target and maximum goals in order to determine the performance bonuses.  After certifying the performance achieved, the committee approved 2012 performance bonuses of $297,891 and $161,438 for Messrs. Allison and Burns, respectively.  These represent approximately 62% of the target performance bonuses.  Total 2012 bonuses awarded were reduced by 38% and 26%, respectively, from 2011 bonuses.

Determination of 2013 Incentive Compensation Plan Bonuses

In determining our Annual Incentive Compensation Plan bonuses for 2013, the committee asked L&A to advise it on competitive targeted level of awards with our peer group and the industry.  L&A reviewed the market competitiveness of our targeted annual incentives for our chief executive officer and senior vice president, compared to the 2013 peer group companies and utilizing published survey sources in the oil and gas industry.   L&A recommended that targeted annual incentive awards for our chief executive officer and senior vice president be aligned between the 75th and the 90th percentile of the market.  The 2013 target bonus opportunity is also stated as a percentage of base salary.  The 2013 threshold, target, and maximum bonus opportunities for our chief executive officer and senior vice president are as follows:

Position	Threshold	Target	Maximum
Chief Executive Officer	62.5% of base salary	125% of base salary	250% of target bonus
Senior Vice President	50% of base salary	100% of base salary	200% of target bonus

Bonus criteria and the performance goals for 2013 are as follows:

	Threshold	Target	Maximum
Oil Production Growth	25%	30%	35%

Total Stockholder Return Compared to Peer Group	50th Percentile	62.5th Percentile	75th Percentile

Leverage Ratio (Total Debt to EBITDAX)	3.5x	3.25x	3.0x or less

Oil production and EBITDAX will be determined on a pro forma basis for any acquisitions or divestitures made in 2013.  The committee determined that these criteria best correlate our executives' performance with shareholder return in the current environment for oil and natural gas prices.

2012 Long-term Incentive Awards

Our executive officers and other key employees are eligible to receive stock-based awards under the 2009 Plan.  The compensation committee recommends stock-based awards for our executive officers and managerial employees.  Our compensation committee believes stock-based awards create a strong incentive to improve long-term financial performance and increase stockholder value.  In response to our stockholders' concerns regarding alignment of our executives' pay with our performance, the committee asked L&A to assist in designing a performance-vesting restricted stock award  for the three-year performance period commencing in 2013.  The purpose of the award would be to align executive performance with the goals and objectives of the Company and its stockholders.  Based on L&A's recommendations, long-term incentive awards made in 2012 to executive officers and other employees consist of a combination of performance share units and time-vested restricted stock grants.  Awards to our chief executive officer and senior vice president consist 75% of performance share units and 25% of time-vested restricted stock.  The committee believes that the combination of these grants provides an appropriate balance of pay-for-performance and retention.

The committee also obtained L&A's recommendation of the appropriate long-term incentive award levels for 2012 for our chief executive officer and senior vice president.  L&A provided market competitive long-term incentive targets, expressed as a percentage of base salary, from industry peers and published survey data.  For 2012, L&A recommended a targeted long-term incentive award of 650% of base salary for our chief executive officer and 500% of base salary for our senior vice president.  This represents the market 75th to 90th percentile in relation to the surveyed industry peers.

After considering the recommendations of L&A, the committee determined that the targeted award should reflect the 50th to 75th market percentile, to more appropriately mirror company performance.  Accordingly, it awarded long-term incentives with a target award of 500% of base salary, for our chief executive officer, and 350% of base salary for our senior vice president.

Twenty-five percent (25%) of the long-term incentive award consists of the following time-vesting restricted shares, vesting one-third annually on January 1, 2014, 2015 and 2016:

M. Jay Allison	66,041 shares
Roland O. Burns	31,324 shares

Seventy-five percent (75%) of the long-term incentive award consists of PSUs vesting upon achievement of targeted levels of relative TSR of Comstock compared to the TSR for our 2013 peer group for one, two and three-year performance periods ending December 31, 2013, 2014, and 2015.  Dividends attributable to the PSUs are accrued.  At the time of vesting of the PSUs, only dividends attributable to the shares earned, if any, are paid.  After considering the recommendations of L&A, our committee approved the following target PSU awards:

M. Jay Allison	136,989 units
Roland O. Burns	69,520 units

To determine the PSUs earned, the committee ranks and calculates our TSR relative percentile.  The number of shares that may be earned ranges from 0% to 300% of the target PSUs granted.  If our relative TSR performance is 22% or less, none of the PSUs vest. If our relative TSR performance is 50%, 100% of the PSUs vest.  If our relative TSR performance is 100%, 300% of the target PSUs vest.  Earned PSUs are interpolated between threshold, target and maximum performance.

The total value of 2012 stock-based awards represent 500% and 350% of Mr. Allison's and Mr. Burns' 2013 base salary, respectively.  The value of the stock-based awards for Messrs. Allison and Burns are approximately 6% and 24% higher, respectively, than the value of the awards made in 2011.  The committee believes this is appropriate because all 2011 stock awards were time-vested, while, in order to earn 75% of the 2012 awards, relative TSR performance targets must be achieved.

Supplemental Executive Retirement Plan

We have a supplemental retirement plan for our executive officers.  The purpose of this plan is to provide supplemental retirement benefits to all of our executive officers.  Under this plan, we contribute five percent of each participant's annual cash compensation to purchase a variable universal life insurance policy.  Each participant directs the investment of the policy's cash values among a selection of mutual funds offered by the carrier.  During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy.  Upon a participant's retirement or after four years of service or upon a change of control of our company, the policy will be transferred to the participant.  Contributions to this plan totaled $369,000 in 2012.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age.  We have no defined benefit retirement plans for any of our employees.

Stock Ownership and Retention Requirements

We have a stock ownership and retention policy that applies to each of our directors and the chief executive officer, senior vice president and all vice presidents.  The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our stockholders.  Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual′s compensation, defined as either a director′s cash retainer fee or an officer's base salary:

•	5x for the Chief Executive Officer and Senior Vice President;
•	5x for non-employee directors; and
•	3x for all Vice Presidents.

An individual's cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted shares, restricted stock units or performance units.  Each person's stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary.  For the purpose of counting the shares owned, only vested share equivalents under Comstock-sponsored plans will count as shares owned.  Share equivalents will not include any amounts attributable to outstanding unexercised stock options or unvested equity awards.  Company policy prohibits all employees, including executives, from entering into put or call options on our stock.

Generally, individuals have a five-year period to attain their stock ownership requirements, so that directors and executives subject to the ownership requirements as of January 1, 2009 are required to achieve their goals by January 1, 2014.  At any time at which the individual's stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of "Net Shares" received upon vesting of restricted stock, restricted stock units and performance units.  "Net Shares" are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes.  Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the corporate secretary.

The policy provides a hardship exemption, for which an individual must submit a request to the corporate secretary, who will review the request with the chief executive officer, or the chairman of the nominating / corporate governance committee in the case of a request by the chairman or chief executive officer, and will make the final decision.

Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned.  The ownership requirements are administered by the corporate secretary.  The board of directors may amend the ownership requirements in its sole discretion.  Presently all of our directors and our executive officers, with the exception of Messrs. Blackshear, Romoser, Sewell, Stribling and Williams, have attained or exceeded their ownership requirements under this policy.

Limitation on Income Tax Deduction for Executive Compensation

As discussed above, Section 162(m) of the Code generally limits the corporate income tax deduction for compensation paid to each executive officer, other than the chief financial officer, shown in the summary compensation table to $1 million, unless the compensation is "performance-based compensation" and qualifies under certain other exceptions.  Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value.  The committee will also attempt to structure compensation programs that are tax-advantageous to us to the extent the programs are consistent with our compensation philosophy.  Awards of time-vested restricted stock and cash compensation do not qualify under Section 162(m).  Awards under our Annual Incentive Plan and awards of performance share units are intended to qualify as "performance-based compensation."

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees.  The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the company.  The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the  vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our chief executive officer and chief financial officer are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002.  In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice-president level or above who received incentive-based compensation during the 3-year period preceding the date on which we are required to prepare a financial restatement.  This policy applies to incentive compensation granted on or after December 1, 2012.  Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when final regulatory guidance is issued by the Commission.

Summary Compensation Table

The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs as follows:

Name and Principal Position	Year	Salary	Bonus	Grant Date Fair Value of Stock Awards(1)	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings(2)	All Other Compensation (3)(4)	Total

M. Jay Allison President and Chief Executive Officer	2012 2011 2010	$775,000 $570,000 $550,000	$1,210,938 $2,420,000 $2,800,000	$4,026,762 $3,788,440 $4,652,750	$297,891 — —	$127,997 — $105,558	$121,060 $118,989 $105,559	$6,559,648 $6,897,429 $8,213,867
Roland O. Burns Senior Vice President and Chief Financial Officer	2012 2011 2010	$525,000 $400,000 $385,000	$525,000 $925,000 $975,000	$1,907,843 $1,536,820 $1,886,250	$161,438 — —	$72,593 — $70,688	$37,538 $37,256 $37,108	$3,229,412 $2,899,076 $3,354,046
Mark A. Williams Chief Operating Officer and Vice President of Operations	2012 2011 2010	$325,000 $280,000 $238,500	$400,000 $450,000 $195,000	$701,437 $1,000,720 $188,625	— — —	$1,131 — —	$10,587 $7,350 $7,350	$1,438,155 $1,738,070 $629,475
D. Dale Gillette Vice President of Land and General Counsel	2012 2011 2010	$325,000 $311,000 $300,000	$266,000 $300,000 $225,000	$241,573 $178,700 $226,350	— — —	$10,429 — $12,424	$12,093 $11,396 $10,889	$855,095 $801,096 $774,663
Stephen E. Neukom Vice President of Marketing	2012 2011 2010	$240,000 $228,000 $220,000	$245,000 $275,000 $205,000	$216,911 $175,126 $206,230	— — —	— — —	$8,400 $8,162 $8,086	$710,311 $686,288 $639,316

(1)      The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of performance share unit awards.  The grant date fair value of restricted stock grants, which vest one third on each of January 1, 2014, 2015 and 2016 was $15.18, the closing price on the grant date.  The PSUs are subject to market-based performance conditions relating to our total stockholder return and relative stockholder return compared to a peer group index in each of the one, two and three years periods ending December 31, 2013, 2014 and 2015.  The values of the PSUs reflected in this column are based on our estimates on the grant date of the probable outcome of these performance conditions, which is the target award level of awards, and the grant date fair value of $22.08 per unit for Mr. Allison, $20.60 per unit for Messrs. Burns and Williams, and $18.44 per unit for Messrs. Gillette and Neukom.
(2)      Where applicable, amounts for 2012 and 2010 include above market aggregate earnings.  Excludes below market returns (losses) from the Company's deferred compensation plans in all periods.
(3)      The value of all perquisites provided to each executive officer by us did not exceed $10,000 for 2010, 2011 and 2012 and therefore no perquisites are included in this table.
(4)      Amounts in this column include life insurance premiums paid by us of $95,459 for Mr. Allison and $28,553 for Mr. Burns in each of 2010, 2011 and 2012.
  .

Salary ($):  Values shown represent the base salary earnings of the named executive officers.

Bonus ($):  Values reflect the discretionary cash bonus earned by the named executive officers.

Stock Awards ($):  This column represents the grant date fair value of grants of restricted stock and performance share units.

Non-Equity Incentive Plan Compensation ($):  This column represents the cash bonus earned under the Company's 2012 Incentive Compensation Plan.

Non-Qualified Deferred Compensation Earnings ($):  This column reflects "above market" earnings on non-qualified deferred compensation plans.  This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Supplemental Executive Retirement Plan, and (ii) market interest rates, as determined pursuant to the SEC's rules.

All Other Compensation ($):  This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers, and the value of insurance provided under our Supplemental Executive Retirement Plan.

Grants of Plan Based Awards in 2012

The following table sets forth certain information with respect to the value of grants of stock-based awards to each of our named executive officers during 2012.

				Stock Awards
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards		Restricted Stock
Name and Principal Position	Threshold-$(1)	Target-$(1)	Maximum-$(1)	Grant Date	Target(#)(2)	Maximum(#)(2)	Number of Shares of Stock(#)(3)	Grant Date Fair Value of Stock Awards(4)

M. Jay Allison President and Chief Executive Officer	$501,250	$1,002,500	$2,506,250	December 13, 2012	136,989	410,967	66,041	$3,024,260 $1,002,502

Roland O. Burns Senior Vice President and Chief Financial Officer	$271,750	$543,500	$1,087,000	December 13, 2012	69,520	173,801	31,324	$1,432,345 $475,498

Mark A. Williams Chief Operating Officer and Vice President of Operations	—	—	—	December 13, 2012	17,057	42,643	23,057	$351,432 $350,005

D. Dale Gillette Vice President of Land and General Counsel	—	—	—	December 13, 2012	6,456	12,912	8,070	$119,070 $122,503

Stephen E. Neukom Vice President of Marketing	—	—	—	December 13, 2012	5,797	11,594	7,246	$106,917 $109,994

(1)
This amount represents the annual incentive award target and maximum amount payable under the Annual Incentive Compensation Plan in 2013.  The amounts are estimated based on the range of potential outcomes expected to be achieved based on the performance goals established for the upcoming year.

(2)
This amount represents PSUs granted under our 2009 Long-term Incentive Plan.  PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to three times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved and the extent to which the PSUs have vested.  The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period.  The PSUs vest one third annually over three performance periods, one year ending December 31, 2014, two years ending December 31,  2015 and three years ending December 31, 2016.  Dividends attributable to the PSUs are accrued. At the time of vesting of the PSUs, only dividends attributable to the shares earned, if any, are paid.

(3)	Dividends are payable on the outstanding restricted shares. The restricted stock grants vest one third on each of January 1, 2014, 2015 and 2016.
(4)
The grant date fair value of restricted stock awards was based upon the closing price for the company′s stock on December 13, 2012 of $15.18 per share.  The grant date fair value of PSUs was determined to be $22.08 per unit for Mr. Allison, $20.60 per unit for Messrs. Burns and Williams, and $18.44 per unit for Messrs. Gillette and Neukom.  The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards in 2012 were 254,133 units with a target value of $5,371,798 based on a grant date fair value of $21.14 per unit.

Outstanding Equity Awards at December 31, 2012

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2012.

	Stock Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options – Exercisable(#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested(1)	Number of Equity Incentive Awards That Have Not Vested(#)(2)	Market Value of Equity Incentive Awards That Have Not Vested(#)(3)

M. Jay Allison President and Chief Executive Officer	—	—	—	200,000(4) 247,013(5) 207,014(6) 234,014(7)	$3,024,000 $3,734,837 $3,130,052 $3,538,292	45,663(5) 45,663(6) 45,663(7)	$690,425 $690,425 $690,425

Roland O. Burns Senior Vice President and Chief Financial Officer	—	—	—	81,000(4) 100,441(5) 85,441(6) 96,442(7)	$1,224,720 $1,518,668 $1,291,868 $1,458,203	23,173(5) 23,173(6) 23,174(7)	$350,376 $350,376 $350,391

Mark A. Williams Chief Operating Officer and Vice President of Operations	11,000	$32.50	December 1, 2015	19,500(4) 28,185(5) 27,186(6) 27,686(7)	$294,840 $426,157 $411,052 $418,612	5,685(5) 5,686(6) 5,686(7)	$85,957 $85,972 $85,972

D. Dale Gillette Vice President of Land and General Counsel	—	—	—	10,000(4) 13,690(5) 11,690(6) 13,490(7)	$151,200 $206,993 $176,753 $203,969	2,152(5) 2,152(6) 2,152(7)	$32,538 $32,538 $32,538

Stephen E. Neukom Vice President of Marketing	—	—	—	9,000(4) 12,415(5) 10,615(6) 12,216(7)	$136,080 $187,715 $160,499 $184,706	1,932(5) 1,932(6) 1,933(7)	$29,212 $29,212 $29,227

(1)    Market value was based on the closing price for our common stock on the last trading day of 2012 of $15.12 per share.
(2)    This column represents the number of PSUs granted but which have not yet vested.  The number of PSUs reflect the target award levels since the initial performance period is 2013.  PSUs vest following the end of the respective performance periods.
(3)    This column represents the projected pay out values of unearned PSUs.  The payout values are determined by multiplying the target number of shares by $15.12, the closing price of our common stock on the last business day of 2012.  The actual payout will depend upon Comstock's actual performance compared to our peer group's performance at the end of each performance period.
(4)     Vested on January 1, 2013.
(5)     Vest on January 1, 2014.
(6)     Vest on January 1, 2015.
(7)     Vest on January 1, 2016.

Option Exercises and Stock Vested in 2012

There were no stock options exercised during 2012.  The following table sets forth certain information with respect to the value of restricted shares which vested during the year ended December 31, 2012.

	Restricted Stock
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting

M. Jay Allison President and Chief Executive Officer	200,000	$3,060,000
Roland O. Burns Senior Vice President and Chief Financial Officer	81,000	$1,239,300
Mark A. Williams Chief Operating Officer and Vice President of Operations	5,000	$76,500
D. Dale Gillette Vice President of Land and General Counsel	10,000	$153,000
Stephen E. Neukom Vice President of Marketing	9,000	$137,000

Non-Qualified Deferred Compensation

The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2012.  Under our supplemental retirement plan, we contribute annually five percent of each executive′s annual cash compensation to purchase a variable universal life insurance policy on his life.  During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy.  Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him.  No withdrawals or distributions were made in 2012.

Name and Principal Position	Company Contributions(1)	Aggregate Earnings(2)	Aggregate Balance at End of Year

M. Jay Allison President and Chief Executive Officer	$159,750	$169,941	$1,750,067

Roland O. Burns Senior Vice President and Chief Financial Officer	$72,500	$90,601	$783,339

Mark A. Williams Chief Operating Officer and Vice President of Operations	$38,726	$1,131	$21,423

D. Dale Gillette Vice President of Land and General Counsel	$31,250	$13,102	$132,613

Stephen E. Neukom Vice President of Marketing	$25,750	$263	$184,664

(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.
(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

Employment Agreements

We have employment agreements with Messrs. Allison and Burns.  These agreements include separate provisions wherein Messrs. Allison and Burns will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control.  The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers.  We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.  The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment.  It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A "change in control" is defined to include a variety of events, including significant changes in stock ownership, changes in our board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination

Under the employment agreements with Messrs. Allison and Burns, we are required to provide compensation to these officers in the event we terminate the executive's employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at any other location.  The agreements provide that the base salary for Messrs. Allison and Burns will be no less than $802,000 and $543,500, respectively.  If the executive dies, the agreements provide for payment of six months of annualized total compensation to the executive's estate.  The agreements provide for the payment of severance benefits if the executive's employment is terminated by us without cause or by the executive for good reason in an amount equal to 150% of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months and the employee's tax costs on this payment.  If there is a change in control and the executive terminates his employment within six months thereafter (or at any time thereafter by the executive for good reason) or if the executive's employment is terminated by us without cause at any time thereafter, the severance benefit payable to the executive is 299% of his base salary and highest annual bonus.  In connection with a change in control, Messrs. Allison and Burns will be entitled to gross-up payments if they are subject to the excise tax imposed by Section 4999 of the Code.

The employment agreements provide that Messrs. Allison and Burns will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the named executive's employment had terminated on December 31, 2012, based on, where applicable, our closing stock price on that date.  Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.  If one of the named executives were to die or become disabled, his unvested stock awards would become vested.  Under our Supplemental Executive Retirement Plan, the named executives are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment.  This is reflected in the table below in the "Present Value of Deferred Compensation Benefits."

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)

M. Jay Allison President and Chief Executive Officer	$1,203,000	$2,263,244	$1,750,067	$73,735

Roland O. Burns Senior Vice President and Chief Financial Officer	$815,250	$1,029,657	$783,339	$73,735

Mark A. Williams Vice President of Operations	—	—	$21,423	—

D. Dale Gillette Vice President of Land and General Counsel	—	—	$132,613	—

Stephen E. Neukom Vice President of Marketing	—	—	$184,664	—

(1)   Amount equal to 150% of annual base salary.
(2)   Amount equal to 150% of fiscal year bonus.
(3)   Amount equal to the cost of continued medical and dental coverage for 18 months, increased for the employee′s taxes on the payment.

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)	Excise Tax Reimbursement(5)

M. Jay Allison President and Chief Executive Officer	$2,397,980	$11,960,000	$1,750,067	$73,735	$13,427,180	—

Roland O. Burns Senior Vice President and Chief Financial Officer	$1,625,065	$3,976,700	$783,339	$73,735	$5,493,459	—

Mark A. Williams Vice President of Operations	—	—	$21,423	—	$1,550,662	—

D. Dale Gillette Vice President of Land and General Counsel	—	—	$132,613	—	$738,914	—

Stephen E. Neukom Vice President of Marketing	—	—	$184,664	—	$669,000	—

(1)    Amount equal to 299% of annual base salary.
(2)   Amount equal to 299% of highest bonus paid during the employee′s tenure with the Company.
(3)    Amount equal to the cost of continued medical and dental coverage for 18 months, increased for the employee′s taxes on the payment.
(4)    The value of the stock awards is based on our December 31, 2012 closing stock price of $15.12 per share.
(5)    No excise tax would be triggered based upon a hypothetical change in control as of December 31, 2012.

OTHER MATTERS

Independent Registered Public Accounting Firm and Fees

We have retained Ernst & Young LLP as our registered public accounting firm, as recommended by the audit committee and approved by the board of directors.  The table below indicates the amounts billed by Ernst & Young LLP during 2011 and 2012 for services provided to us.

	2011	2012
Audit fees	$960,000	$1,075,000
Audit related fees(1)	—	—
Tax fees(2)	—	—
Total	$960,000	$1,075,000

(1)	Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(2)	Tax fees include fees for tax compliance, tax advice and tax planning. The audit committee does not believe these services have impacted Ernst & Young LLP′s independence.

Audit Committee′s Pre-Approval Policy and Procedures

The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit related services, tax services and other services.  Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization.  The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval.  In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting.  All fiscal year 2012 audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the audit committee.

Stockholder Proposals

Any stockholder who desires to submit a proposal for presentation at our 2014 annual meeting of Stockholders and wishes to have such proposal included in our proxy materials must submit the proposal to us at our principal executive offices no later than December 3, 2013 unless we notify the stockholder otherwise.  Only those proposals that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise proper) will be included in our proxy materials.

Written request for inclusion of any stockholder proposal should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.  We recommend that such proposal be sent by certified mail, return receipt requested.  Any stockholder who intends to bring business to the 2014 Annual Meeting of Stockholders, but not include the business in our proxy statement, must give written notice to our corporate secretary at the address set forth above by February 17, 2014.

There were no stockholder proposals submitted for the 2013 annual meeting.

Stockholder Communications

Interested parties may communicate directly with the entire Board of Directors or with our outside directors by submitting a letter addressed to the member or members of the Board of Directors to whom the communication is addressed, to Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas, 75034.  All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director for review.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Commission, will be sent to any stockholder without charge upon request.  You may forward written requests to Investor Relations, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.  Oral requests may be made by calling our principal executive offices at (800) 877-1322.  Our Annual Report on Form 10-K is also available on the SEC's website www.sec.gov and our website www.comstockresources.com.

Roland O. Burns

Secretary

Frisco, Texas
April 3, 2013

APPENDIX A

FIRST AMENDMENT TO THE COMSTOCK RESOURCES, INC.

2009 LONG-TERM INCENTIVE PLAN

WHEREAS, Comstock Resources, Inc. (the “Company”) has previously adopted the 2009 Long-term Incentive Plan (the “Plan”), effective May 19, 2009; and

WHEREAS, the Board of Directors (the “Board”), at its meeting on December 13, 2012, approved an amendment to the Plan to prohibit the cash buy-out of “underwater” stock options; and

WHEREAS, Part V of the Plan authorizes the Compensation Committee (the “Committee”) to determine the performance measures for Performance Units awarded under the Plan; and

WHEREAS, as authorized in Part V of the Plan, the Committee approved the form of an amendment to the Plan at its meeting on December 13, 2012, establishing performance goals so that Performance Unit awards under the Plan will be deductible as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, this First Amendment to the 2009 Long-term Incentive Plan is adopted, effective January 1, 2013:

I.           Paragraph I.14(c) of the Plan is amended to provide as follows (added provisions are underlined):

(c)           Neither the Board nor the Committee may, without further approval of the stockholders of the Company, reduce the exercise price of a Stock Option or the grant value of a Stock Appreciation Right, except in accordance with the adjustments pursuant to paragraph I.11.  Neither the Board nor the Committee may accelerate the vesting of an Award of Restricted Stock, Restricted Stock Units or Performance Units, except in the event of a Participant’s death, Disability or Retirement.  Neither the Board nor the Committee shall offer a cash buy-out of “underwater” Stock Options, and such buyouts of “underwater” Stock Options shall be prohibited.

II.           The Plan is amended by adding Part VII to provide as follows:

VII.        SECTION 162(m) PERFORMANCE AWARDS

   The maximum aggregate Award of Performance Units that a Participant may receive in any one Fiscal Year shall be 750,000 Shares, if stated in shares of stock, or $10,000,000, if stated in cash, determined as of the date of the award.

Notwithstanding any other terms of this Plan, the vesting, payout or value (as determined by the Committee) of each Award other than a Stock Option or Stock Appreciation Right that, at the time of grant, the Committee intends to be performance-based compensation to a “covered employee,” as such terms are defined in Section 162(m) of the Code, shall be determined by the attainment of one or more performance goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the performance goal(s) applicable to such Awards within 90 days after the commencement of the period to which the performance goal(s) relate(s), or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of performance-based compensation above the maximum value determined under the performance formula by the attainment of the applicable performance goal(s), but the Committee retains the discretion to reduce the value below such maximum.

A-1

The performance goals, upon which the payment or vesting of an Award occurs that is intended to qualify as performance-based compensation, shall be limited to the following performance measures:

(a)   Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest, taxes, depreciation, amortization, exploration and other non-cash expenses (“EBITDAX”); net income and/or earnings per share;

(b)   Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

(c)   Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

(d)   Oil and gas reserve replacement, reserve growth and finding and development costs;

(e)   Increases in, or levels of, oil and/or gas production;

(f)    Performance of investments in oil and gas properties;

(g)   Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity or capital); and

(h)   Decreases in the leverage ratio (defined as total debt over EBITDAX).

Any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate. The Committee shall also have the authority to provide in Award Agreements for accelerated vesting of an Award based on the achievement of performance goal(s), a Participant’s Retirement, or a Change in Control.

The Committee may provide in any Award Agreement that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization or restructuring transactions; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's Annual Report on Form 10-K for the applicable year; and (f) significant acquisitions or divestitures. To the extent such inclusions or exclusions affect Awards to covered employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to covered employees that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

A-2

COMSTOCK RESOURCES, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 7, 2013
10:00 a.m.
at the Company Headquarters

Directions to
Comstock Resources, Inc.
5300 Town and Country Blvd., Suite 300
Frisco, Texas 75034

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	□	□	□
1. Election of Two (2) Class A Directors (term expires in 2016) Nominees: 01) Cecil E. Martin 02) Nancy E. Underwood
	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, for 2013.	□	□	□
3. Proposal to approve, by non-binding vote, executive compensation.	□	□	□
4. Proposal to approve the material terms of the performance goals under the Comstock Resources, Inc. 2009 Long-term Incentive Plan.	□	□	□
NOTE: The proxies are authorized to vote, in their discretion, on such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.	□	□
	Yes	No
NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
COMSTOCK RESOURCES, INC.
May 7, 2013

Your vote is important.
Thank you for voting.

(Complete and mail the proxy card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
www.comstockresources.com and www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

PROXY

COMSTOCK RESOURCES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – TUESDAY, MAY 7, 2013

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held Tuesday, May 7, 2013 at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side.